EXHIBIT 99.2

May 9th, 2023
GoPro, Inc. (NASDAQ: GPRO)
Management Commentary
Q1 2023 Earnings Call

Christopher Clark
Vice President, Corporate Communications, GoPro, Inc.

Enclosed is GoPro’s first quarter 2023 earnings report. Following this brief introduction is management commentary from GoPro’s CEO, Nicholas Woodman, and CFO and COO, Brian McGee. This commentary may include forward-looking statements. Forward-looking statements and all other statements that are not historical facts are not guarantees of future performance and are subject to a number of risks and uncertainties which may cause actual results to differ materially. Additionally, any forward-looking statements made today are based on assumptions as of today. This means that results could change at any time and we do not undertake any obligation to update these statements as a result of new information or future events. To better understand the risks and uncertainties that could cause actual results to differ from our commentary, we refer you to our most recent annual report on Form 10-K for the year ended December 31, 2022, which is on file with the Securities and Exchange Commission (“SEC”) and other reports that we may file from time to time with the SEC.

In the management commentary, we may discuss gross margin, operating expense, net profit and loss, adjusted EBITDA as well as basic and diluted net profit and loss per share in accordance with GAAP, and on a non-GAAP basis. A reconciliation of GAAP to non-GAAP operating expenses can be found in the press release that was issued this afternoon, which is posted on the investor relations section of our website. Unless otherwise noted, all income statement-related numbers that are discussed in the management commentary, other than revenue, are non-GAAP.

Nicholas Woodman
Founder, Chief Executive Officer and Chairman, GoPro, Inc.

Thank you for reading GoPro’s Q1 2023 management commentary. Today I’m going to briefly touch on our Q1 performance and then dive deeper into an updated strategy that we believe will accelerate growth in units, subscribers, revenue, adjusted EBITDA and earnings.

Demand for our products during Q1 exceeded expectations. Sell-through was approximately 575,000 units, nearly 10% above our previous guidance of 525,000 units and flat year-over-year. Regionally, North America and Asia Pacific led our Q1 outperformance and demand was better than expected in our direct-to-consumer channel on GoPro.com. We reduced channel inventory in the quarter by nearly 95,000 units to below 600,000 units, setting us up well for the rest of the year.

Our high-margin subscription and service revenue continues to contribute meaningfully to our bottom line, generating $23 million of revenue in the quarter, which was up 24% year-over-year and represented 13% of revenue. We ended the quarter with 2.36 million GoPro subscribers, up 36% year-over-year. We continue to see improvements in retention of annual subscribers, who represent nearly 90% of our total subscriber count. In Q1, our first year renewal was between 60% to 65% and second year renewal was between 70% to 75%. We expect to finish the year with between 2.45 million and 2.60 million subscribers, which should result in $100 million in subscription and service revenue for the year.

For more than a year now, we have generated more new subscribers via our retail channel than via GoPro.com, even with GoPro.com’s subscriber attach rate remaining above 90%. In Q1 2023, our subscription attach rate from consumers who purchased a camera at retail and later subscribed via our app was approximately 50% – a 23% year-over-year improvement. This is largely due to improved in-app marketing of GoPro subscription benefits.

With the world having essentially moved on from the pandemic and consumers spending more of their time and money in retail stores, we believe an updated go-to-market strategy will accelerate growth in units, subscribers, revenue, adjusted EBITDA and earnings.

To help frame the opportunity, I’ll first share a brief retrospective on the changes we made in early 2020 to position GoPro for success during the pandemic – when consumers shifted their spending online and physical retailers were either closed or operating under severely restricted conditions. Back then, we effectively:

•Reduced GoPro’s retail presence by approximately 30%, globally;

•Significantly reduced GoPro marketing budgets;
•Increased GoPro flagship camera pricing by $50 in 2020 and another $50 in 2021 to $499 in response to supply chain constraints;
•Exited our higher volume, lower price point entry-level SKU in response to supply chain constraints; and
•Shifted to a more direct-to-consumer business model, growing direct sales at GoPro.com as a percentage of revenue from approximately 10% in 2019 to 38% in 2022.

This strategy benefitted GoPro, driving ASPs, increasing profitability and rapidly growing our subscriber base. We added 2 million subscribers during this time and generated more than $260 million of adjusted EBITDA between 2021 and 2022, which enabled us to repay $125 million in debt, repurchase $40 million of our stock and end 2022 with cash of approximately $370 million. We achieved this despite a decline in camera unit sell-through of more than 30%.

But now, in our post-pandemic world, we see an opportunity to adjust our go-to-market strategy to restore our world-class presence at retail and drive unit growth in 2023 to 3.2 million units up from our previously shared expectation of slightly below 2.9 million units, to a range of 3.5 to 4.0 million units by the end of 2024, and over 4 million units by the end of 2025. We believe this investment in our retail channel will also have a meaningful impact on subscriber growth and profitability, and drive adjusted EBITDA of over $300 million over the combined 2024 and 2025 period.

The key points of our updated go-to-market strategy, which we kicked off this week, include:

•Restoring pricing of our products to 2019 levels with an MSRP reduction of $100 for our flagship HERO11 Black, HERO11 Black Mini, HERO10 Black and HERO9 Black cameras. Our data indicates that sales volume increases and the resulting growth in subscription together combine to make this a financially beneficial strategy. Reductions in inbound freight and product costs along with an improved supply chain are helping to enable this price adjustment from a margin perspective, as will the introduction of new, higher-priced, higher-margin SKUs in the future.
•Re-introducing an entry-level price point SKU with HERO9 Black to drive meaningful volume and subscriber growth. Our data indicates that having an entry-level price point camera is an important contributor of volume. For context, our previous entry level camera represented approximately 600,000 units of sell-through for the full-year 2019. We removed this price point during the pandemic due to supply constraints, but with supply restored and the GoPro subscription providing additional margin, we believe having an entry-level product will drive growth while positively impacting our bottom line.

•Restoring our world-class presence at retail by increasing global distribution to best-in-class retailers that can help us drive awareness and sell-through while elevating our brand.
•Eliminating camera discounts at the time of purchase at GoPro.com. Thanks to the strength of in-app subscriber conversion of retail consumers as well as improvements in subscriber retention, we believe we can generate more subscribers with growth in retail sales than if we continue our pandemic-driven strategy of focusing primarily on GoPro.com sales for subscriber growth.

As mentioned, we believe this improved strategy will drive unit sell-in and sell-through to an improved 3.2 million units in 2023, 3.5 million to 4 million units in 2024, and above 4 million units in 2025.

We believe GoPro subscribers will grow to 2.45 million to 2.6 million in 2023, 2.7 million to 2.8 million in 2024, and 2.9 million to 3.1 million by the end of 2025.

We believe we will generate significantly improved adjusted EBITDA of approximately $300 million over the combined 2024 and 2025 period and we will use these proceeds to accelerate the repurchasing of stock while also investing in growing our business.

Our updated pricing and go-to-market strategy has been well received by retail partners and we’re excited to grow our business and brand through this important channel.

In addition to our updated go-to-market strategy, we’re also excited to introduce several new products later this year, including the expected Q4 launch of our brand new desktop editing experience that will be included in the current GoPro subscription at no additional charge to subscribers. The GoPro desktop app will sync your editing projects with the GoPro Quik mobile app to make transitioning between apps seamless. Our research indicates that GoPro camera owners will highly value our desktop app and that it should help further improve our already notable subscriber conversion and retention rates.

We’re also excited to launch a new premium GoPro subscription tier in Q4, targeting both GoPro camera owners as well as non-owners. We believe GoPro can serve as a convenient solution for getting the most out of your personal content, no matter what camera you use, and we’re excited to leverage our software and service offerings to expand GoPro’s TAM.

Speaking of serving non-GoPro camera owners, our Quik subscription, which caters mostly to non-GoPro owning consumers looking for a convenient content editing and organizational app, continues to see organic growth despite limited marketing support. At the end of Q1 2023 we had 289,000 Quik subscribers paying $10 per year to access the app’s mobile editing tools. We’re excited to build on this organic success with the upcoming Q4 launches I mentioned above.

This is a very exciting time at GoPro and we believe our best days are ahead of us. Our products are market leading, our roadmap is strong, and we’re excited to leverage our updated go-to-market strategy to meaningfully grow unit sales, subscribers and adjusted EBITDA in the near term and beyond.

Brian McGee
Executive Vice President, Chief Financial Officer and Chief Operating Officer, GoPro, Inc.

Q1'23 revenue was $175 million, ahead of guidance by 6% due to stronger end market demand. While revenue was down year-over-year as expected, sell-through was flat year-over-year and channel inventory reduced nearly 95,000 units sequentially, putting us in good shape for the balance of the year. Our strategic pricing action impacted Q1'23 revenue, gross margin and EPS by $23.5 million. Revenue from GoPro.com was $95 million, or 54%, and subscription and service revenue grew 24% year-over-year to $23 million. GoPro continued to drive its subscriber base reaching 2.36 million, or 36% growth year-over-year. In addition, year-over-year, our annual GoPro subscriber retention rate improved approximately 11% to between 60% and 65%. Q1'23 GAAP and non-GAAP loss per share were $0.19 and $0.18, respectively, and non-GAAP net loss was $29 million.

We expect our recent strategic pricing decision coupled with our product roadmap will result in unit, subscriber, revenue, and earnings per share growth through 2025 and beyond. Our expectation is that demand will increase to approximately 3.2 million units in 2023, up from our previously shared expectation of slightly less than 2.9 million units. In addition, we expect 2024 demand to be between 3.5 million and 4.0 million units. We expect unit growth will naturally result in subscriber growth based on our current attach and retention rates. We estimate we can grow our subscriber community to between 2.45 and 2.60 million in 2023, between 2.7 and 2.8 million in 2024 and between 2.9 and 3.1 million GoPro subscribers in 2025. As a result of these changes, we expect gross margin to be in a range of 33% to 34% in 2023 and improve to a range of 36% to 40% in 2024 and 2025. If major foreign currencies strengthen by 10%, or near 2021 levels, we would expect the gross margin range in 2024 and 2025 to be approximately 39% to 43%. Putting this all together, we expect our pricing moves and product roadmap to result in significantly stronger unit and profitability growth for GoPro.

We believe our expected unit and subscriber growth outlined above will generate cumulative adjusted EBITDA for 2024 and 2025 that exceeds $300 million, which is at least 15% more than the $263 million in cumulative adjusted EBITDA we achieved for 2021 and 2022. Increased profitability and adjusted EBITDA would be used to accelerate the repurchasing of stock while also investing in growing our business.

In Q1 2023, GoPro repurchased $5 million in stock, and should we remain on track for the above growth targets, we plan to aggressively execute our stock repurchase plan in 2023 and repurchase up to $70 million in stock. In addition, based on our outlook we would look to further accelerate share repurchases in 2024 and 2025 to more than $100 million each year, subject to board approval. At the current share price, this cumulative dollar amount between 2023 and 2025 would result in the repurchase of approximately 35% of the current shares outstanding.

Based on all of this, we expect to be able to pay back our convertible debt of $144 million in November 2025 and end 2025 with cash of more than $200 million.

Actual Q1'23 results compared to guidance for the same period was as follows:

First Quarter Results and Prior Guidance

	Q1’23 Results		Q1’23 Guidance
Revenue	$175	M	$165M +/- $5M
Unit sell-through	~575ku		~525ku
Street ASP	$378		~$400
Gross margin	30.3%		36.0.% +/- 50bps
Non-GAAP loss per share	$(0.18)		$(0.17) +/- $0.02

CCB = Constant Currency Basis	Actual				CCB
($ in millions, except ASP)	Q1’23	Q1’22	Q1’23vs22		Q1’23*	Q1’23vs22
Revenue	$175	$217	(19.4)%		$182	(16.1)%
Gross Profit $	$53	$91	(41.8)%		$60	(34.1)%
Gross Margin %	30.3%	42.0%	(1,170)	bps	33.1%	(890)	bps
Adj. EBITDA as % Revenue	(15.8)%	9.5%	(2,530)	bps	(11.1)%	(2,060)	bps
Street ASP	$378	$414	(8.6)%		$394	(4.8)%
*We estimate the table above in constant currency

Notable first quarter performance highlights follow:

•Unit sell-through was approximately 575,000, flat year-over-year
•Channel inventory decreased to below 600,000 units, or down nearly 95,000 sequentially
•Subscription and service revenue grew 24% year-over-year to $23 million
•GoPro subscribers grew 36% year-over-year to 2.36 million
•Subscription attach rate via our app from cameras purchased at retail was approximately 50% in the first quarter, up from approximately 39% a year ago, a 23% improvement
•Street ASP was $378, down 8.6% year-over-year, or down 5% in constant currency
•GAAP loss per share was $0.19 and non-GAAP loss per share was $0.18
•Repurchased approximately $5 million in shares of GoPro stock in Q1’23

Our strategic pricing decision negatively impacted our Q1’23 gross margin of 30% by 600 bps compared to guidance of 36%. The majority of the price protection expense incurred in the quarter related to the strategic price move was not contemplated in our guidance in early February 2023.

First quarter street ASP was $378 compared to $414 in Q1’22. In Q1’23, 87% of our camera revenue mix was from suggested retail prices of $400 and above, down from 92% in the year-ago quarter. Street ASP is defined as total reported revenue divided by camera units shipped.

Looking at Q1’23 revenue by geography, Asia Pacific decreased 25%, Europe decreased 25%, and the Americas decreased 13% year-over-year. Within the Americas region, U.S. revenue was down 11% year-over-year as big box retailers continued to maintain reduced on-hand inventory levels, which drove revenue, specifically at big box accounts, down 35% year-over-year.

Q1’23 demand as measured via sell-through was approximately 50,000 units above our expectations at approximately 575,000 units or flat year-over-year. Looking at Q1’23 sell-through by geography, North America was flat at approximately 285,000 units, Europe decreased 8% to approximately 148,000 units and Asia Pacific increased 5% to approximately 142,000 units. This strong sell-through resulted in channel inventory being slightly below 600,000 units at the end of Q1’23.

First quarter revenue from our GoPro.com channel was $95 million, or 54% of total revenue. On a year-over-year basis, GoPro.com revenue increased 7%. Retail revenue was $80 million in Q1’23, down 38% year-over-year.

GoPro subscriber count increased 36% year-over-year to 2.36 million, with Q1’23 subscriber storage nearly doubling year-over-year. New subscriber attach rates on GoPro.com held in the mid-90%s, while the attach rate via our app from cameras purchased at retail was approximately 50% in the first quarter, up from approximately 39% a year ago, an improvement of approximately 23%. In Q1’23 new subscribers from the GoPro app continued to exceed new subscribers from GoPro.com. GoPro subscriber attach rate from sales on GoPro.com is defined as the number of new subscriptions sold on GoPro.com in the period over the number of camera unit sales to customers eligible for a new GoPro subscription on GoPro.com for the same period. Our GoPro subscriber attach rate from post-camera purchases through retail on our Quik app is defined as the number of new GoPro subscribers in the period over the corresponding number of estimated camera units sold through the retail channel.

Additionally, we continue to see improvements in annual subscriber retention and, as a reminder, our annual subscribers now account for nearly 90% of total subscribers. Our annual subscriber retention rate for the first-year renewal is between 60% and 65%. In addition, annual subscribers renewing for the second renewal year has a retention rate of between 70% and 75%. Year-over-year, our total annual subscriber retention rate improved approximately 11%.

Our Quik mobile subscription, which serves non-GoPro-owning consumers that use our app to edit their smartphone footage, also continues to do well, growing 12% year-over-year to 289,000 subscribers at the end of Q1’23. Serving smartphone-centric Quik subscribers is helping us learn how to engage and retain consumers that don’t own a GoPro — an important TAM-expanding opportunity that we plan to target further with the launch of our upcoming premium subscription tier later this year.

First quarter operating expenses increased 14% year-over-year to $83 million, largely due to our continued investment in research and development to support our roadmap. Our operating expenses have remained within a tight range since 2020 when we took early action to align our expenses with our business, putting ourselves in a position to weather the current economic environment.

Turning to the balance sheet, we ended Q1’23 with $295 million in cash, cash equivalents and marketable securities. Cash decreased $73 million sequentially primarily from reductions in net working capital of $40 million, a net loss of $29 million and $5 million in GoPro share repurchases. First quarter collective cash net of debt was $151 million.

Our days’ sales outstanding was 29 days or flat compared to Q1'22.

Second Quarter 2023 Guidance

Q2'23 Guidance
Revenue	$220M +/- $5M
Unit sell-through	~700ku
Street ASP	~$360
Gross margin	33.5% +/- 50bps
Non-GAAP loss per share	$(0.07) +/- $0.02

The second quarter has historically been an up quarter sequentially. Our expectation with the price move is sell-through will be flat year-over-year at approximately 700,000 units.

For the second quarter of 2023, we expect to deliver revenue of approximately $220 million, down 12% year-over-year. Our second-quarter revenue guidance includes approximately $10 million in price protection related to our strategic price move. We estimate second quarter Street ASP to be approximately $360.

Our guidance assumes channel inventory continues to decline slightly during the quarter. We believe there will still be macroeconomic pressures on consumers as well as retailers constraining channel inventory.

We expect second quarter gross margin to be 33.5% at the midpoint of guidance, down from 38.5% in the prior year quarter. The year-over-year decline in gross margin percentage is primarily related to price protection and reduced camera pricing.

We expect a non-GAAP net loss per share for Q2’23 of $0.07 at the mid-point of guidance. We expect shares outstanding to be approximately 150 million shares in the second quarter based on our current stock price, expectation of a loss position and offset by share repurchases of $20 million in the second quarter.

We expect our GAAP effective tax rate in 2023 to be in a range of 20% to 25%. Non-GAAP tax expense is primarily related to actual cash tax paid as we utilize our U.S. NOLs and other tax attributes to offset tax expenses. We expect non-GAAP tax expense to remain low in a range of $2.0 million to $2.5 million in 2023. And, for the second quarter, we expect less than $0.5 million in tax expense.

For 2023 we will manage the business with the following priorities:

•Commitment to maintaining profitability and cash generation
•Commitment to continued share buy-backs, with up to $70 million share-buy-backs for the year
•Investments in the people, technology and innovation that we believe will drive unit and subscriber growth
•Grow our subscription and service revenue to $100 million

2023 Guidance

2023 Guidance
Revenue	$1.1B +/- $20M
Unit sell-through	~3.2mu
Street ASP	~$350
Gross margin	34.0% +/- 50bps
Non-GAAP net income per share	$0.15 +/- $0.06

For 2023, we expect revenue of approximately $1.1 billion, up slightly from 2022. We expect units sold to grow by approximately 12% year-over-year, primarily as a result of our recent price moves. We expect our retail and distribution partners to drive approximately 20% unit growth year-over-year, which implies some rebalancing of unit sales from GoPro.com under our updated go-to-market strategy. Revenue, gross margin and earnings per share includes approximately $28 million in additional price protection to support the strategic price move, the bulk of which will be incurred in the first half of the year.

We expect gross margin to be 34% at the midpoint of guidance in 2023, which reflects both lower ASPs and the related price protection cost required to achieve lower pricing at retail to drive unit volume. We expect gross margin to improve sequentially each quarter in 2023, with component pricing providing a tailwind in the fourth quarter and into 2024.

We expect operating expenses to be approximately $350 million in 2023, up about 6% from 2022, largely driven by investments in research and development and marketing.

We expect EPS of approximately $0.15 for 2023, with EPS growing sequentially each quarter in 2023 and to be net income positive in the second half of the year.

We expect to end the year with cash of $295 million, which includes an estimated $70 million in share repurchases. Excluding share repurchases, we expect that cash would end the year flat to 2022.

The go-to-market changes we are implementing come at a time of strength in demand, but also recognize where the world is potentially headed, economically. Pandemic-related supply challenges are easing, and lower product and freight costs are enabling us to shift value back to the consumer with more accessible pricing and an entry-level SKU, both of which we expect will bolster growth in units, subscribers, revenue and adjusted EBITDA that we will use to drive innovation and significantly increase share buy backs. This is a very exciting time at GoPro and we believe our best days are ahead of us.